APPLEBEE'S INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 6, 1998

To the Stockholders of Applebee's International, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Applebee's International, Inc., a Delaware corporation (the "Company"), will be held on May 6, 1998, at 10:00 a.m., CDT, at the Overland Park Marriott, 10800 Metcalf, Overland Park, Kansas 66210 for the following purposes:

            I.   To elect three directors;

          II. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 1998 fiscal year; and

         III. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE ON ALL PROPOSALS.

     The Board of Directors has fixed the close of business on March 20, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                              By Order of the Board of Directors


                                                  Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 6, 1998

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                 PROXY STATEMENT
                                 --------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Applebee's International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 6, 1998, at 10:00 a.m., CDT, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Overland Park Marriott, 10800 Metcalf, Overland Park, Kansas 66210.

     This proxy statement and accompanying proxy ("Proxy Statement") was mailed on or about April 6, 1998, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on March 20, 1998, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 20, 1998, there were 30,257,011 outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock outstanding on the record date is entitled to one vote. Approval of Proposal II requires the affirmative vote of a majority of the shares of Common Stock represented at the meeting. Thus, abstentions and broker non-votes (i.e., shares present in person or by proxy but for which no voting authority has been given by the beneficial holder) will not affect the vote on the proposals. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the outcome of the election of directors.

     On March 20, 1998, the closing sale price reported on The Nasdaq Stock Market for a share of the Common Stock was $21.9375 (as reported by the National Quotation Bureau, Inc.).

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished by the Company to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company or by agents employed by the Company for the specific purpose of supplemental proxy solicitation. Such soliciting agents, if engaged, will be paid a reasonable fee for their services. No additional compensation will be paid to directors, officers or other regular Company employees for such services.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must comply with the rules of the Securities and Exchange Commission ("SEC") and be received by the Company from qualified stockholders no later than December 5, 1998 in order to be included in the proxy statement and proxy relating to that meeting.

Certain Information Concerning the Board of Directors

     The Board of Directors is classified into three classes, each holding three-year terms (designated Class I, II, and III). There are currently two directors in Class I, with terms expiring at the 1999 Annual Meeting, three directors in Class II, with terms expiring at the 2000 Annual Meeting, and three directors in Class III, with terms expiring at the 1998 Annual Meeting. The following information is furnished for each of the three persons being nominated for election as a Class III director to a new three-year term ("Nominee"), and for each person who is continuing as a Class I or Class II director of the Company ("Incumbent").

     ABE J. GUSTIN, JR., age 63 (Nominee - Class II term expiring in 2000). Mr. Gustin has been a director of the Company since September 1983 when the Company was formed. He served as Chairman of the Board of Directors of the Company from September 1983 until January 1988 and was again elected as Chairman in September 1992. He was Vice President from November 1987 to January 1988, and from January 1988 until December 1994, he served as President of the Company. Mr. Gustin served as Chief Executive Officer of the Company through 1996, and effective January 1, 1997, became Co-Chief Executive Officer along with Lloyd L. Hill. In January 1998, Mr. Gustin retained his position as the Chairman of the Board and Mr. Hill assumed the full duties of Chief Executive Officer. From 1983 to 1990, he also served as Chairman of Juneau Holding Co., a Kansas City, Missouri-based franchisee which operated Taco Bell restaurants.

     LLOYD L. HILL, age 54 (Incumbent - Class III term expiring in 1998). Mr. Hill was elected a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer along with Mr. Gustin. In January 1998, Mr. Gustin retained his position as the Chairman of the Board and Mr. Hill assumed the full duties of Chief Executive Officer. From 1990 to 1994, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, where he also served as a director from 1988 to 1994, having joined that organization in 1980. Mr. Hill serves as a member of the Nominating Committee.

     D. PATRICK CURRAN, age 53 (Nominee - Class II term expiring in 2000). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the board of directors of Sealright Co., Inc., Unitog Company, and American Safety Razor Company, all publicly-traded corporations. Mr. Curran serves as a member of the Audit Committee, the Executive Compensation Committee and the Nominating Committee.

     ERIC L. HANSEN, age 49 (Incumbent - Class I term expiring in 1999). Mr. Hansen was elected a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee, the Executive Compensation Committee and the Nominating Committee.

     JACK P. HELMS, age 45 (Incumbent - Class III term expiring in 1998). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the Audit Committee, the Executive Compensation Committee and the Nominating Committee.

     KENNETH D. HILL, age 64 (Incumbent - Class I term expiring in 1999). Mr. Hill became a director of the Company in November 1992 and has agreed to continue to serve as a director until the Company selects someone to fill his position on the Board of Directors or for the remainder of his Board term. He was employed by the Company in April 1991, serving as Executive Vice President and Chief Operating Officer until January 1994, when he was named President of International Development. Effective February 28, 1995, Mr. Hill resigned as an employee and officer of the Company and served as a consultant to the Company for governmental affairs and industry relations through March 31, 1998. See "Certain Transactions." From May 1990 to March 1991, he was President and Chief Executive Officer of Creative Restaurant Management, a company created in a leveraged buy-out from Gilbert/Robinson, Inc., a Kansas City-based specialty restaurant group. In March 1992, Creative Restaurant Management filed a petition for bankruptcy, and the bankruptcy proceeding was terminated in March 1995. Mr. Hill is an honorary director of the National Restaurant Association, after having served as both a director of that association and as chairman of most of its major committees. Mr. Kenneth Hill and Mr. Lloyd Hill are not related.

     ROBERT A. MARTIN, age 67 (Nominee - Class II term expiring in 2000). Mr. Martin was elected a director of the Company in August 1989. In April 1991, he became Vice President of Marketing, and in January 1994, he was promoted to Senior Vice President of Marketing. In January 1996, Mr. Martin was promoted to Executive Vice President of Marketing. From January 1990 to April 1991, he served as President of Kayemar Enterprises, a Kansas City-based marketing consulting firm. From 1983 to January 1990, he served as the President, Chief Operating Officer and a director of Juneau Holding Co., of which Mr. Gustin was Chairman. From July 1977 to June 1981, he served as President of United Vintners Winery and prior to that time was employed for 25 years by Schlitz Brewing Company, most recently in the position of Senior Vice President of Sales and Marketing.

     BURTON M. SACK, age 60 (Incumbent - Class III term expiring in 1998). Mr. Sack was elected a director and appointed an Executive Vice President of the Company effective October 24, 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee of the Company which was acquired by the Company in October 1994. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director. Mr. Sack is a director of the National Restaurant Association.

     The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Nominating Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Hansen, and Mr. Helms. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company's 1995 Equity Incentive Plan. The members of the Executive Compensation Committee are Mr. Curran, Mr. Hansen and Mr. Helms. The Nominating Committee evaluates and recommends candidates for nomination to the Board of Directors. Pursuant to the Company's By-laws, stockholder nominations for Board candidates must be submitted to the Nominating Committee, along with certain information about the candidate, at least 60 days prior to the Annual Meeting date. The Nominating Committee is responsible for reviewing any stockholder nominations. The members of the Nominating Committee are Mr. Curran, Mr. Hansen, Mr. Helms and Mr. Lloyd Hill.

     During fiscal year 1997, the Board of Directors held ten meetings (including five regular meetings), the Audit Committee held two meetings, the Executive Compensation Committee held seven meetings, and the Nominating Committee held four meetings. During fiscal year 1997, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

     For director compensation purposes, Mr. Curran, Mr. Hansen and Mr. Helms were considered "non-employee directors" throughout 1997. During 1997, Mr. Gustin, Mr. Lloyd Hill, Mr. Martin and Mr. Sack were "employee directors," and Mr. Kenneth Hill was also treated as an "employee director" pursuant to his consulting agreement with the Company. Non-employee directors receive an annual cash retainer of $15,000 plus an annual fee of $5,000 for each committee on which the director serves, up to a maximum of $10,000 for all such committees. Employee directors do not receive any compensation for their service on the Board.

     Additionally, the Company's 1995 Equity Incentive Plan provides for non-employee directors to receive an annual base grant of options to purchase 5,000 shares of Common Stock. The base grant of 5,000 shares will be increased
(i) by 2,000 shares if the Company realizes an increase in Net Income of more than 20% (defined as income after taxes determined in accordance with generally accepted accounting principles) over the prior year, and (ii) by 100 shares for each additional 1% increase in Net Income, but in no event will the total shares granted in any year (the 5,000 base grant plus the incremental grants) exceed 9,000. There is no provision for the base grant to be decreased. Under the amended plan, options for 8,800 shares of Common Stock were granted in fiscal 1997 to Mr. Curran, Mr. Hansen and Mr. Helms for serving as non-employee directors of the Company. In addition, an option for 8,800 shares of Common Stock was granted in fiscal 1997 to Mr. Kenneth Hill (who, pursuant to his consulting agreement with the Company, was treated as an employee for director compensation purposes).

     Mr. Kenneth Hill also received cash compensation of $96,750 for services rendered as a consultant to the Company in fiscal 1997. See "Certain Transactions." Cash compensation paid and stock options granted to Mr. Gustin and Mr. Lloyd Hill for services rendered to the Company as employees in fiscal 1997 are shown in the Summary Compensation Table. In addition, Mr. Martin and Mr. Sack received cash compensation of $246,194 and $162,308 respectively, for services rendered to the Company as employees in fiscal 1997.

     Johyne H. Reck served as a director of the Company until May 1997, and Raymond D. Schoenbaum served as a director of the Company until August 1997. Neither Ms. Reck nor Mr. Schoenbaum received any cash compensation from the Company during 1997 other than director compensation as discussed above. Options for 8,800 shares of Common Stock were granted in fiscal 1997 to Mr. Schoenbaum for serving as a non-employee director of the Company, but such options were canceled upon his resignation.

Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also directors of the Company, as of December 28, 1997, is as follows:

                Name                           Age                     Position

     George D. Shadid........................   43     Executive  Vice  President,   Chief  Financial  Officer  and
                                                         Treasurer
     Louis A. Kaucic.........................   46     Senior Vice President of Human Resources
     Steven K. Lumpkin.......................   43     Senior Vice President of Strategic Development
     Ronald J. Marks.........................   42     Senior   Vice   President   of  Research   and   Development
                                                         (resigned in March 1998)
     Stuart F. Waggoner......................   52     President   and  Chief   Executive   Officer  of  Rio  Bravo
                                                         International,  Inc. (a  wholly-owned  subsidiary  of
                                                         Applebee's International, Inc.)

     GEORGE D. SHADID was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. He also became Treasurer in March 1995. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

     LOUIS A. KAUCIC was employed by the Company in November 1997 as Senior Vice President of Human Resources. From July 1992 until November 1997, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with DAKA International, which operates several restaurant concepts. From 1982 to 1992, he was employed by Pizza Hut in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg's as an Industrial Relations Manager.

     STEVEN K. LUMPKIN was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development. From July 1993 until January 1995, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

     RONALD J. MARKS has been an employee of the Company since March 1988 and served as Director of Product Development until March 1991, when he became
Director of Menu Development. In February 1992, he was promoted to Executive Director of Research and Development, and in February 1993, Mr. Marks was promoted to Vice President of Research and Development. He was promoted to Senior Vice President of Research and Development in January 1997. Mr. Marks resigned as an officer and employee of the Company in March 1998.

     STUART F. WAGGONER has been an employee of the Company since December 1988 and served as the Executive Director of Franchise Operations until March 1991, when he became Vice President of Franchise Operations. In December 1994, Mr. Waggoner assumed the newly created position of Senior Vice President of Operations, with overall responsibility for franchise and Company owned Applebee's restaurant operations. In October 1997, Mr. Waggoner was appointed President and Chief Executive Officer of Rio Bravo International, Inc., a wholly-owned subsidiary of Applebee's International, Inc. From October 1987 to December 1988, Mr. Waggoner was a Vice President of Operations for Eateries', Inc., a restaurant company based in Oklahoma City, Oklahoma. From 1985 to July 1987, Mr. Waggoner was President of Pendleton's Bar & Grill in Dallas, Texas. From October 1974 to March 1985, Mr. Waggoner was Vice President of Restaurant Administration for TGI Friday's, Inc., in Dallas, Texas.

Security Ownership of Officers, Directors and Certain Beneficial Owners

     The following table sets forth information, as of March 20, 1998, regarding the ownership of Common Stock, the Company's only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                    Beneficial Ownership(1)
                                                                                 -------------------------------
                                                                                   Number of        Percent
                                                                                    Shares            Held
                                                                                 --------------   -------------

     Massachusetts Financial Services Company...............................       4,037,395            13.3%
         500 Boylston Street
         Boston, MA  02116
     AIM Management Group, Inc..............................................       1,881,900             6.2%
         11 Greenway Plaza, Suite 1919
         Houston, TX  77046
     Burton M. Sack (2).....................................................       2,026,020             6.7%
     Abe J. Gustin, Jr. (2).................................................       1,108,000             3.7%
     Lloyd L. Hill (2)......................................................         129,086             0.4%
     Kenneth D. Hill (2)....................................................          85,800             0.3%
     Robert A. Martin (2)...................................................          85,367             0.3%
     D. Patrick Curran (2)..................................................          76,800             0.3%
     George D. Shadid (2)...................................................          70,101             0.2%
     Eric L. Hansen (2).....................................................          59,850             0.2%
     Jack P. Helms (2)......................................................          58,800             0.2%
     Stuart F. Waggoner (2).................................................          34,500             0.1%
     Steven K. Lumpkin (2)..................................................          10,475               -
     All executive officers and directors as a group (13 persons) (2).......       3,745,199            12.4%
---------------

(1) The mailing address of each individual is 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.
(2) Includes certain shares subject to options exercisable as of March 20, 1998 or within 60 days thereafter: 9,000 shares for Mr. Sack, 58,000 shares for Mr. Gustin, 116,000 shares for Lloyd L. Hill, 85,300 shares for Kenneth D. Hill, 59,000 shares for Mr. Martin, 71,800 shares for Mr. Curran, 45,000 shares for Mr. Shadid, 53,800 shares for Mr. Hansen, 53,800 shares for Mr. Helms, 34,500 shares for Mr. Waggoner, 10,000 shares for Mr. Lumpkin, and 596,200 shares for all executive officers and directors as a group.

     Mr. Gustin is a party to a voting agreement, pursuant to which he has agreed to vote all voting securities of the Company held by him at any time (i) to maintain the size of the Board of Directors at ten members unless otherwise mutually agreed, (ii) to vote for his election as a director of the Company at each election of directors, (iii) to vote against his removal as a director of the Company, and (iv) to vote his shares so that the Board of Directors has at least two independent directors at all times. In addition, in the event of Mr. Gustin's death, the voting agreement contains provisions relating to voting for the election of a successor director of the deceased party. The voting agreement terminates in 1999, and does not apply to any voting securities transferred to a third party in a public transaction.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the SEC. Officers, directors and persons owning beneficially greater than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all such reports.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 28, 1997, except that one report was not timely filed by Richard
K. Horn, Vice President of Concept Development, one report was not timely filed by Louis A. Kaucic, Senior Vice President of Human Resources, and one report was not timely filed by Robert T. Steinkamp, Vice President and General Counsel. The transactions were reported by each of these individuals in subsequent filings.


                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Nominees named below. If any Nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute Nominee as the Company may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any Nominee will be unavailable to serve. Additional information concerning the following Nominees is set forth in "Certain Information Concerning the Board of Directors."

     The Company has a classified Board of Directors so that each director serves a three-year term. If elected, each of the below nominees would serve until the 2001 Annual Meeting of Stockholders and until his successor is elected and has qualified or until his earlier death, resignation or removal.

                                                               Current Position                   Director
                 Name                    Age                   With The Company                    Since
     ------------------------------- ------------ -------------------------------------------- ---------------
     Lloyd L. Hill                       54       Chief Executive Officer, President                1989
                                                     and Chief Operating Officer
     Jack P. Helms                       45       Director                                          1994
     Burton M. Sack                      60       Director                                          1994


                                   PROPOSAL II

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
                AUDITORS FOR THE COMPANY FOR THE 1998 FISCAL YEAR

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Company has selected the accounting firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1998 fiscal year. The stockholders are being asked to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement at the Annual Meeting if they so choose and will be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

Executive Compensation Committee Report

     This report discusses the manner in which base salaries and incentive compensation for Abe J. Gustin, Jr. and Lloyd L. Hill, the Company's Co-Chief Executive Officers ("CEO"), and the other executives named in the Summary Compensation Table (the "Named Executives") were determined for the 1997 fiscal year.

     The Company continues to believe that its past growth and success have been, and that its continued growth and success will be dependent in part on its ability to attract and retain highly-qualified senior management. In addition, the Company believes that executive officers should have their personal financial interests closely aligned with stockholder value. As a result, the Company established executive total direct compensation levels for 1997 that it believes are competitive with restaurant industry leaders, based on the compensation survey described below, and focused on the Company's operating performance. The Company's executive compensation arrangements consist of three primary parts: competitive base salary levels, significant Company performance-based bonus payments, and stock options. The Committee believes that these components are appropriate ways to provide the Company's executives financial security and motivation to increase profitability both in the near-term and over time. The Committee used the advice of an independent compensation consultant on executive compensation issues. The Company had written employment agreements in effect throughout 1997 with Mr. Gustin, Mr. Hill and Mr. Shadid. The Company's executive employment agreements address only first-year base salary levels and, therefore, did not determine 1997 compensation levels. Base salary, bonus and stock option levels are left to the discretion of the Committee each year.

     In reviewing compensation levels for 1997, the Committee reviewed and updated existing executive salary and bonus policies in order to provide the Company's executive officers with appropriate financial and motivational arrangements in 1997 and the future. The Committee compared the base salaries, incentives and total cash compensation paid to the Company's executives with those paid by other companies in four categories:

         Performance graph customized industry peer group -- consisting of the seven publicly-traded restaurant companies comprising the customized industry peer group used in the performance graph included in the Company's 1996 Proxy Statement.

         Historical peer group -- consisting of the performance graph customized industry peer group plus 12 additional publicly-traded restaurant companies. This is the same group the Committee used in 1995 to evaluate 1996 executive compensation levels.

         Industry leader peer group -- consisting of 10 publicly-traded restaurant companies, three of which are included in the performance graph customized industry peer group, four more of which are included in the Historical peer group, and three of which are not in either of the other industry peer groups.

         Service industry peer group -- consisting of eight publicly-traded health care and retail companies with annual revenues in excess of $1 billion.

The Committee directed the compensation consultant as to which specific companies to use in its study. The companies were selected because they were generally comparable to the Company in size and recent growth rate. The Committee's review of this data and of an industry compensation analysis prepared by the consultant resulted in the base salary increases described below.

     Base Salary

     In determining the 1997 base salaries for the CEO and Named Executives, the Committee considered several criteria, including growth in stockholder value, free cash flow, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), net earnings, franchisee relations and new restaurant openings. These criteria were not weighted by any predetermined formula, but rather, were considered in light of the overall achievement of the Company's goals and of general industry and economic factors. The significance of any particular criterion varied depending upon the particular position or area of responsibility of the executive in question. Mr. Gustin's 1997 base salary of $500,000 represented an increase of 7.5% over 1996 and reflected the continued strong operational and financial performance of the Company and of the Applebee's franchise system, evidenced by, among other things, continued earnings growth, operating margin improvement, and another year of a record number of restaurant openings. Mr. Hill's 1997 base salary of $420,000 represented an increase of 23.5% over 1996 and reflected the increased duties and responsibilities commensurate with Mr. Hill's new role in 1997 as Co-Chief Executive Officer, as well as the continued strong operational and financial performance of the Company.

     It is the policy of the Company to review executive base salaries in relation to comparable positions in the restaurant industry. The Committee believes that base salaries should remain competitive with industry leaders, but not significantly exceed the median.

     Incentive Compensation

     The Committee believes that a significant part of compensation for the CEO and other senior executives should continue to be based on the achievement of operating and financial goals. The incentive plan is targeted to provide award opportunities approximately equal to the 75th percentile of total annual cash compensation for comparable positions among industry leaders. The Company uses a combination of cash bonuses and equity awards as incentives for its executives and other employees. Under the cash bonus plan, the Committee established operating and financial goals for the Company and individual bonus payments, based on a percentage of base salary, to be paid at various levels of goal achievement. The Committee believes that this program provides an appropriate, attractive incentive opportunity to the Company's executives for both short-term and long-term rewards.

     The Committee established the 1997 minimum achievement level to receive bonus payments under the cash bonus plan at 91% of the Company's internal targeted net income, an increase from the 88% minimum achievement level used in 1996. The maximum achievement level for 1997 established under the cash bonus plan was 98.6% of the Company's internal targeted net income. The plan allows the Committee to exclude items from the calculation of net income when it believes that it is equitable to do so. In July of 1997, the Committee excluded the results of the April 1997 acquisition of certain restaurants in St. Louis from the bonus plan calculation and reduced the level of targeted net income at which the maximum bonus would be payable to 96.2%. Under the terms of the bonus plan, a mid-year bonus calculation was made based on the Company's performance through the second fiscal quarter, and 75% of the bonus amount earned at such time was paid and 25% was withheld pending calculation of the full year results. Through the end of the second fiscal quarter of 1997, performance was at the 100% bonus payment level (as revised), and Mr. Gustin and Mr. Hill and each of the Named Executives received a bonus payment of 75% of one-half of their maximum annual bonus potential for 1997 which equated to 37.5% of their maximum annual bonus potential. At the end of the 1997 fiscal year, the final bonus calculation was below the minimum level of performance established to earn any bonus and so neither the accrued 25% of the mid-year payment nor any additional bonus payments were made.

     Stock Options

     The Committee believes that stock option grants and other equity-related compensation programs are important elements of the Company's executive compensation program and will continue to be used to attract, motivate and retain experienced, qualified members of management. Stock options are awarded under the 1995 Equity Incentive Plan. Options are granted at 100% of fair market value on date of grant, and can be exercised (following a required holding period) at any time over a 10 year period. In 1996, the Committee implemented significant changes in the Company's approach to stock options by informing the executives that grants will be made once every three years rather than annually and by changing the vesting schedule for these options to vest 50% after three years, 25% after four years and 25% after five years. As a result, no options were granted to Mr. Gustin, Mr. Hill, or any of the Named Executives during 1997.

     Other Information

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. No executive of the Company received annual compensation in excess of $1,000,000 in 1997 or in any prior year. The Company's bonus and equity-based compensation plans are designed to meet the requirements of Section 162(m) by basing incentive compensation on identifiable performance criteria. The Committee does not anticipate that any executive base salary will exceed $1,000,000.

                                               EXECUTIVE COMPENSATION COMMITTEE
                                               D. Patrick Curran
                                               Eric L. Hansen
                                               Jack P. Helms


Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee consists entirely of individuals who are neither officers nor employees of the Company. The Company leases certain office space under an operating lease from a partnership in which Mr. Schoenbaum holds a 37.5% interest. The Company paid $120,000 under this lease in the 1997 fiscal year. The Company believes that the terms of the lease reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party. Mr. Schoenbaum resigned from the Board of Directors in August 1997.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Co-Chief Executive Officers and each of the next three most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

  ==================================================================================================================
                                              SUMMARY COMPENSATION TABLE
  ==================================================================================================================
                                                                                                    Long Term
                                                                                                   Compensation
                                                         Annual Compensation                          Awards
                                      ------------------------------------------------------------------------------
                                                                                Other Annual
                                         Fiscal       Salary      Bonus(1)    Compensation(2)            Options(3)
      Name and Principal Position         Year          ($)          ($)            ($)                     (#)
  ------------------------------------------------------------------------------------------------------------------
   Abe J. Gustin, Jr.                      1997       $ 498,654    $ 112,500       $       --                  --
   Chairman and Co-Chief Executive         1996         463,462      139,500               --             100,000
   Officer                                 1995         423,077      318,750               --              59,000

   Lloyd L. Hill                           1997       $ 416,923    $  94,500       $    7,076                  --
   Co-Chief Executive Officer,             1996         338,432      102,000           14,243             100,000
   President and Chief Operating           1995         308,655      232,500           95,576              72,000
   Officer

   George D. Shadid                        1997       $ 295,039    $ 111,050       $    4,941                  --
   Executive Vice President and            1996         269,362       74,525           23,267              75,000
   Chief Financial Officer                 1995         238,462      180,000           11,221              30,000

   Steven K. Lumpkin(4)                    1997       $ 228,946    $  58,125       $       --                  --
   Senior Vice President of                1996         198,077       50,000               --              50,000
   Strategic Development                   1995          98,077       93,750               --              25,000

   Stuart F. Waggoner                      1997       $ 209,231    $  38,391       $       --                  --
   President and Chief Executive           1996         188,461       47,500            3,241              50,000
   Officer of Rio Bravo                    1995         148,462      105,000           20,270              38,500
   International, Inc.
---------------

(1) Represents payments made under the Company's cash bonus plan. Amounts applicable to Mr. Shadid and Mr. Lumpkin for 1997 also include $50,000 and $15,000, respectively, for discretionary bonuses approved by the Executive Compensation Committee. In addition, amounts applicable to Mr. Lumpkin for 1995 include a bonus of $30,000 paid in 1995 pursuant to an agreement made at the time he joined the Company as an officer.
(2) Represents payments made in connection with the Company's non-qualified retirement savings plan. Amounts applicable to Mr. Hill also include moving and relocation expense reimbursements of $84,868 in 1995. Amounts applicable to Mr. Waggoner ($3,241 in 1996 and $20,270 in 1995) relate to one-time payments made to account for increased income taxes incurred by him as a result of adjustments made by the Company to certain stock options.
(3) Represents options granted pursuant to the Company's 1989 Stock Option Plan and 1995 Equity Incentive Plan, including options granted to directors who were also executive officers in 1995 (see "Certain Information Concerning the Board of Directors").
(4) Mr. Lumpkin's employment with the Company commenced May 1, 1995.

     During 1997, the Company had written employment agreements with Mr. Gustin, Mr. Hill and Mr. Shadid. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee. In January 1998, Mr. Hill's salary was increased to $470,000, and Mr. Shadid's salary was increased to $310,000.

     Effective January 1, 1996, the Company and Mr. Gustin entered into a new two-year employment agreement. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Gustin with reason (as defined). Upon such a termination, if Mr. Gustin elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. Upon any other termination, the agreement allows the Company to impose the noncompetition and nonsolicitation provisions for up to two years upon a payment of 50% of Mr. Gustin's base salary. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event Mr. Gustin resigns or is terminated following a change in control. The agreement was amended as of December 31, 1997 to extend the term for an additional two-year period, expiring on December 31, 1999. Under the terms of the amendment, Mr. Gustin's base salary for 1998 will be $500,000, and he will not participate in the Company's incentive compensation or stock option plans.

     Mr. Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The Company also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Effective March 1, 1995, the Company and Mr. Shadid entered into a new employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event Mr. Shadid resigns or is terminated following a change in control.

     During 1997, the Company had severance arrangements with other officers of the Company (six persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in an amount equal to (i) one and two-thirds times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control severance agreements (eight persons) had been terminated as of December 28, 1997, as a result of a change in control, the Company would have been required to make payments under the change in control severance provisions of the above agreements aggregating approximately $4,900,000.

     The following table sets forth information regarding the year-end value of unexercised options with respect to the Co-Chief Executive Officers and the next three most highly compensated executive officers. No options were granted to or exercised by these individuals during 1997.


===============================================================================
                          FISCAL YEAR-END OPTION VALUES
===============================================================================


                                Number of          Value of Unexercised
                          Securities Underlying        In-The-Money
                         Unexercised Options at         Options at
                                  12/28/97              12/28/97(1)
                                    (#)                     ($)
                        ------------------------ ------------------------
                             Exercisable/             Exercisable/
        Name                 Unexercisable            Unexercisable
--------------------- -------------------------- ------------------------
Abe J. Gustin, Jr.           58,000/150,000        $   233,940/$ --
Lloyd L. Hill               116,000/140,000            361,531/  --
George D. Shadid             45,000/105,000            228,050/  --
Steven K. Lumpkin            10,000/ 65,000                 --/  --
Stuart F. Waggoner           34,500/ 70,000             76,584/  --
--------------
(1) Based upon the closing sale price of the Common Stock on December 26, 1997 (the last trading day in fiscal year 1997).

Performance Graph

        The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 28, 1997 (December 27, 1992 to December 28, 1997) based upon the market price of the Company's Common Stock, compared with the cumulative total return on Media General's Nasdaq Total Return Index and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Media General Restaurant Industry Index includes approximately 140 restaurant companies.

                         APPLEBEE'S INTERNATIONAL, INC.
                                Performance Graph

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          APPLEBEE'S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX
                   VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX

                              [GRAPH APPEARS HERE]

                                                                               Media
        Measurement Period                                     NASDAQ         General
       (Fiscal Year Covered)             Applebee's         Total Return     Restaurant
         Measurement Point           International, Inc.        Index      Industry Index
-----------------------------------  -------------------    ------------   --------------
   December 27, 1992                 $   100.00             $   100.00     $   100.00
   December 26, 1993                 $   221.86             $   119.95     $   109.27
   December 25, 1994                 $   160.14             $   125.94     $    98.38
   December 31, 1995                 $   245.53             $   163.35     $   134.44
   December 29, 1996                 $   294.83             $   202.99     $   135.93
   December 28, 1997                 $   203.58             $   248.30     $   141.80

                   ASSUMES $100 INVESTED ON DECEMBER 27, 1992
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 28, 1997

Certain Indemnification Agreements

     The Company has entered into Indemnification Agreements with each of its directors and officers. Under the Indemnification Agreements, the Company has agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, the By-laws of the Company provide for indemnification to all officers and directors of the Company to essentially the same extent as provided in the indemnification agreements.

     The Company presently carries director and officer liability insurance to insure its directors and officers against certain liabilities they might incur in connection with performing their duties for the Company. The proceeds of such insurance would be available to the extent thereof to satisfy any obligation of the Company to indemnify its directors or officers with respect to the liability giving rise to the insurance proceeds. The insurance does not cover all liabilities that could give rise to indemnification by the Company.

                              CERTAIN TRANSACTIONS

     The Company and certain franchisees have obtained restaurant equipment from Sal Reck Equipment Company. Sal Reck, the owner of such company, is the father-in-law of Johyne H. Reck, who was a director of the Company until May 1997. During the 1997 fiscal year, the Company paid $264,000 for equipment and services purchased from Sal Reck Equipment Company. The Company believes that all such transactions have been on terms at least as favorable as could have been obtained from unaffiliated third parties.

     One of the Company's  restaurants is leased from a corporation in which Abe
J.  Gustin,  Jr.,  Johyne H. Reck (who was a director of the  Company  until May
1997), and Ronald B. Reck (Ms. Reck's husband and a former officer of the Company) each owns a 25% interest. During 1995, the Company entered into an agreement with this corporation to lease additional parking space for this restaurant. The Company paid $166,000 under these leases in the 1997 fiscal year. The Company believes that the terms of the leases reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party. Abe J. Gustin, Jr. personally guaranteed a restaurant lease for a former franchisee in Dallas. When the Company undertook the operation of this franchise restaurant it agreed to assume the lease prospectively. This decision was approved by a majority of the disinterested members of the Board of Directors. Mr. Gustin remains liable on his guarantee. In the 1997 fiscal year, the aggregate payments made by the Company on the lease were $97,000.

     Mr. Gustin's brother and a brother-in-law own two of the Company's franchisees, A.N.A., Inc., which operates 10 Applebee's restaurants, and Miss-Ala-Rio, Inc., which operates one Rio Bravo Cantina restaurant. In December 1997, A.N.A., Inc. and its affiliate, Quality Restaurant Concepts, LLC ("QRC") entered into a letter of intent to acquire 26 restaurants from Apple South, Inc., the Company's largest franchisee, which is expected to be completed during the second quarter of 1998. The Company has agreed to guarantee $1,000,000 of the amount QRC will be borrowing related to this acquisition. The guarantee will be reduced by the amount of principal payments and will terminate after QRC repays $1,000,000 of its borrowings.

     Another brother-in-law of Mr. Gustin owns Apple-Bay East, Inc., a franchisee of the Company which operates five Applebee's restaurants. The development and franchise agreements of A.N.A., Inc., Miss-Ala-Rio, Inc., and Apple-Bay East, Inc. are standard in form and require payment of standard franchise, royalty, and advertising fees.

     In April 1997, the Company acquired the assets of 11 operating Applebee's franchise restaurants in St. Louis for approximately $36,100,000. One of the principals of the franchisee is related to Johyne H. Reck, who was a director of the Company until May 1997.

     In March 1998, the Company entered into an agreement to purchase a tract of land for future restaurant development for $290,000 from an entity in which Mr. Gustin has a one-third ownership interest. The purchase price is less than current appraised value.

     The Company leases certain office space under an operating lease from a partnership in which Raymond D. Schoenbaum, who was a director of the Company until August 1997, holds a 37.5% interest. The Company paid $120,000 under this lease in the 1997 fiscal year. The Company believes that the terms of the lease reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party.

     The Company had a consulting agreement with Mr. Kenneth Hill to act as a consultant to the Company for governmental affairs and restaurant industry relations that expired March 1, 1998 and was extended through March 31, 1998. Mr. Hill was paid $200,000 for the first year of the agreement, $150,000 for the second year, and $86,000 for the final period of the agreement. The agreement contains nondisclosure, noncompetition, and employee nonsolicitation clauses and also provides that all concepts and discoveries conceived by Mr. Hill alone or with others become the exclusive property of the Company. Mr. Hill has agreed to continue to serve as a director for the remainder of his Board term or until the Company selects someone to fill his position on the Board of Directors.

                                  OTHER MATTERS

     The Company knows of no other matters to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors encourages each stockholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.


                                             By Order of the Board of Directors



                                             Robert T. Steinkamp, Secretary
                                             Applebee's International, Inc.
                                             4551 W. 107th Street, Suite 100
                                             Overland Park, Kansas  66207

Overland Park, Kansas
April 6, 1998

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